Exhibit 10.188
NOTE EXCHANGE AGREEMENT
     This Note Exchange Agreement (this “Agreement”) is entered into between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”), as of February 8, 2006 (the “Effective Date”).
     Reference in this Agreement to the “2007 Mortgage Note” means the 8% Convertible Secured Promissory Note, dated as of April 29, 2005, having a May 31, 2007 maturity date and an outstanding principal amount of $5,740,928. The 2007 Mortgage Note was issued to Cheshire on April 29, 2005 in exchange for the following 8% Convertible Secured Promissory Notes made by the Company to Cheshire or to an affiliate or related party of Cheshire, each of which Notes was then beneficially owned (by original issuance or by assignment) by Cheshire:

Issuance (or	Then-Outstanding
Reissuance) Date	Principal Amount ($)
December 10, 2002	278,320
November 12, 2002	4,847,608
November 15, 2002	200,000
November 20, 2002	200,000
November 27, 2002	215,000
     Each such prior Note was issued pursuant to a Note Purchase Agreement dated November 9, 2001 between the Company and Kevin Kimberlin Partners, L.P. (“KKP”), as amended by:
•	Amendment No. 1 dated February 14, 2002 among the Company, KKP and Oshkim Limited Partnership (“Oshkim”);

•	Amendment No. 2 dated May 3, 2002 among the Company, KKP and Oshkim; and

•	Amendment No. 3 dated July 11, 2002 among the Company, KKP, Oshkim and The Kimberlin Family 1998 Irrevocable Trust (the “Trust”);
(as so amended, the “Note Purchase Agreement”).
     The parties acknowledge that the closing sale price of the Company’s common stock, par value $.0025 per share (the “Common Stock”), on February 8, 2006, as reported by the OTC Bulletin Board, was $0.05.
     1. Principal amount of $1,005,683.31 of, and $62,820.77 of accrued interest on such principal amount of, the 2007 Mortgage Note shall on February 8, 2006 be exchanged, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, for 53,425,204 shares of newly-issued Common Stock of the Company (the “Common Shares”) and a new 8% Convertible Secured Promissory Note, dated as of April 29, 2005, having a May 31, 2007 maturity date, in the principal amount of $4,735,244.69 and, except as set forth herein, otherwise with the same terms, rights and conditions as the 2007 Mortgage Note, including, without limitation, the same registration rights, if any, and as provided in the Note Purchase Agreement and in any other agreement between the parties (the “Partial Note”). The Common Shares shall have the same registration rights, if any, applicable to the shares of Common Stock underlying the 2007 Mortgage Note. The Company agrees to promptly on or after February 8, 2006 deliver the Common Shares and the Partial Note to Cheshire against return of the 2007 Mortgage Note to the Company for cancellation. The Company agrees that the Common Shares and the Partial Note have been duly authorized and will be validly issued and non-assessable. Each security document pertaining to the 2007 Mortgage Note remains unchanged and in full force and effect, and the Partial Note shall be secured by the same security interests in the same collateral and with the same priority as those of the 2007 Mortgage Note immediately before this Agreement.
     2. This Agreement may not be amended or waived except in a writing signed by both parties. Both parties agree to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties with regard to the subject matter hereof and supersede and preempt any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     3. Cheshire represents that it is acquiring the Common Shares for its own account for investment and not with a view to distribution.

THE IMMUNE RESPONSE CORPORATION

By:

Chief Financial Officer

CHESHIRE ASSOCIATES LLC

By:

Nonmember Manager

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